Exhibit 99.1

PO Box 27347
Omaha NE 68127-0347
Phone: (402) 596-8900
Fax (402) 537-6104
Internet: www.infoGROUP.com
FOR IMMEDIATE RELEASE
May 4, 2009
CONTACTS:
Lisa Olson
Senior Vice President, Corporate Relations
Phone: (402) 593-4541
E-mail: lisa.olson@infogroup.com
Thomas Oberdorf
Chief Financial Officer
Phone: (402) 593-4690

infoGROUP Reports First Quarter Results
•	Strategic Milestone Achieved with Sale of Macro International
•	Debt Reduced from $301 Million to $199 Million
•	Revenue of $127.5 Million compared to $153.3 Million last year
•	Major Cost Reduction Plans Ahead of Schedule
(OMAHA, NE) — infoGROUP (NASDAQ: IUSA), the leading provider of data driven and interactive resources for targeted sales, marketing and research solutions today reported preliminary unaudited financial results for the first quarter of 2009 ending on March 31, 2009.
“In spite of the economic headwinds, we continue to achieve our strategic objectives and move the Company in the right direction,” said Bill Fairfield, infoGROUP’s Chief Executive Officer. “Our goal has been, and will continue to be, to reduce our debt and strengthen our balance sheet. We demonstrated that by our divestiture of Macro International, which achieved both of these goals.”
“We have made major strides in becoming more efficient and taking costs out of the business without losing focus on the customers,” Fairfield said. “While the economy has been tough for everyone, the decline in our revenue, which was anticipated, has not been due to customers leaving us, but rather the delay or reduction in their spend. We will continue to aggressively take costs out of the business so when the economy turns around we are well positioned.”
First Quarter 2009 Results
During the first quarter of 2009, infoGROUP delivered revenue of $127.5 million, compared to $153.3 million for the same period in 2008, representing a decline of 17%. Eliminating the effect of foreign exchange, the decline was $20.5 million or 13%.
infoGROUP’s operating income for the first quarter of 2009 was $2.7 million which included $8.7 million of restructuring, non-recurring and non-cash charges, compared to $11.4 million in the first quarter of 2008 of which included $4.7 million of similar charges.

infoGROUP’s net loss for the first quarter of 2009 was $9.3 million, or a loss per share of $0.16 as compared to net income of $6.6 million, or earnings per share of $0.12 in 2008.
infoGROUP’s loss per share from continuing operations for the first quarter of 2009 was $0.01 as compared to an earnings per share from continuing operations for the first quarter of 2008 of $0.08. Adjusted earnings per share from continuing operations for the first quarter of 2009, excluding the restructuring, non-recurring and non-cash charges, was $0.09, compared to $0.13 for the first quarter of 2008, a decline of $0.04.
In the first quarter of 2009, EBITDA was $9.8 million compared to $21.4 million in 2008. Adjusted EBITDA, which eliminates certain restructuring, non-recurring and non-cash charges, was $19.1 million in 2009 compared to $26.1 million in 2008. As a result of the cost cutting initiatives that were started last year and continued into the first quarter, we were able to offset some of the revenue decline experienced in the quarter.
In total, the Company recorded $9.3 million in costs during the quarter for restructuring, non-recurring and non-cash charges. This included $3.8 million in legal and professional fees related to the SEC investigation, $2.6 million in restructuring costs for severance associated with headcount reductions and facility closures, $2.2 million for impairments and write-down of assets, $0.3 million in litigation settlement charges and $0.4 million in non-cash stock compensation expense. Of these charges, $8.7 million were recorded in selling, general and administrative expenses within operating expenses, and the remaining $0.6 million were recorded in other income (charges).
“During the first quarter of 2009, the Company achieved $2.2 million of cost savings,” said Tom Oberdorf, infoGROUP’s Chief Financial Officer. “In the second quarter, we anticipate to achieve an additional $2 to $3 million of cost savings, so we are well on our way to delivering the $15 to $20 million we promised during our last quarter’s earnings call.”
During the first quarter of 2009 the Company completed the sale of Macro International Inc. “Macro”, a wholly owned subsidiary of infoGROUP, to ICF International, for $155 million. Macro’s focus on governmental social research was determined to not be a strategic fit for the Company. The Company used substantially all of the net proceeds to reduce bank debt by $92.7 million, and as the $13 million in escrow funds become available, they will also be used to pay down debt. The sale of Macro resulted in an after tax loss of $9.8 million and a total loss from discontinued operations for the first quarter of 2009 of $8.6 million.
NON-GAAP INFORMATION
In addition to disclosing results determined in accordance with generally accepted accounting principles, or GAAP, infoGROUP also discloses the following non-GAAP measures: (1) earnings before interest expense, income taxes and depreciation and amortization, or EBITDA, (2) adjusted EBITDA excluding the effects of the non-recurring charges related to the Derivative Litigation, the Stipulation of Settlement, and the SEC investigation, restructuring costs, impairments and write-down of assets, litigation settlement charges, and non-cash stock compensation expense and (3) adjusted earnings (loss) per share excluding the effects of the non-recurring charges related to the Derivative Litigation, the Stipulation of Settlement and the SEC investigation, restructuring costs, impairments and write-down of assets, litigation settlement charges, and non-cash stock compensation expense.
Management believes EBITDA provides useful supplemental information to management and investors because management uses this information internally for evaluating the aggregate performance of the Company’s operating businesses. In addition, EBITDA is commonly used as an analytical indicator within infoGROUP’s industry and is a component of the Company’s financial covenant calculations under its credit facilities, subject to certain adjustments. Additionally, management excludes the effects of the non-recurring charges related to the Derivative Litigation, the Stipulation of Settlement and the SEC investigation and the restructuring costs, impairments and write-down of assets, litigation settlement charges, and non-cash stock compensation expense because such items resulted from events that are non-recurring and are not part of on-going operations. Management believes that adjusted earnings per share and adjusted EBITDA provide useful supplemental information to management and investors because they better reflect the Company’s on-going performance and business operations during the periods presented and is more useful to investors for comparative purposes.
All companies do not calculate non-GAAP measures in the same manner and the non-GAAP financial measures presented in this press release may not be comparable to similar measures used by other companies. Non-GAAP measures should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Non-GAAP financial measures have limitations in that they do not reflect all of the costs associated with the operations of the Company’s business as determined in accordance with GAAP. As a result, you should not consider these measures in isolation or as a substitute for analysis of the Company’s results as reported under GAAP as measures of the Company’s profitability or liquidity.
See the tables in this press release for a reconciliation of net income to EBITDA and adjusted EBITDA, and earnings (loss) per share to adjusted earnings (loss) per share.
CONFERENCE CALL
The Company will host its first quarter conference call on May 5, 2009 at 8:30 a.m. Eastern time. To access the conference call, please dial 800-599-9829 (international 617-847-8703), passcode 59165159, approximately 10 minutes prior to the start of the call. A replay of the call will be available from 11:30 a.m. Eastern time, May 5, 2009 through midnight Eastern time, May 12, 2009. The replay number is 888-286-8010 (international 617-801-6888), passcode 45692715.
About infoGROUP
infoGROUP (NASDAQ: IUSA) is the leading provider of data and interactive resources that enables targeted sales, effective marketing and insightful research solutions. Our information powers innovative tools and insight for businesses to efficiently reach current and future customers through multiple channels, including the world’s most dominant and powerful Internet search engines and GPS navigation systems. infoGROUP headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127. For more information, call (402) 593-4500 or visit www.infogroup.com.
Forward-looking Statements
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, risks associated with litigation, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.
(INCOME STATEMENT FOLLOWS)

infoGROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	FOR THE QUARTER ENDED
	March 31, 2009	March 31, 2008
	(unaudited)	(unaudited)
Net sales	$127,537	$153,292
Costs and expenses:
Cost of goods and services	46,989	51,190
Selling, general and administrative	70,136	82,261
Depreciation and amortization of operating assets (1)	4,759	5,208

Amortization of intangible assets	2,934	3,204
	124,818	141,863

Operating income	2,719	11,429

Other income (expense):
Investment income	(2)	1,359
Other income (charges)	(625)	205
Interest expense	(3,246)	(5,387)

Income before income taxes	(1,154)	7,606
Income taxes	(427)	2,890

Net income (loss) from continuing operations	($727)	$4,716

Income (loss) from discontinued operations, net of tax	(8,612)	1,885

Net Income (loss)	($9,339)	$6,601

BASIC EARNINGS (LOSS) PER SHARE:
Income (loss) from continuing operations	($0.01)	$0.08
Income (loss) from discontinued operations	($0.15)	$0.04

Net income (loss)	($0.16)	$0.12

Basic weighted average shares outstanding	57,113	56,563

DILUTED EARNINGS (LOSS) PER SHARE:
Income (loss) from continuing operations	($0.01)	$0.08
Income (loss) from discontinued operations	($0.15)	$0.04

Net income (loss)	($0.16)	$0.12

Diluted weighted average shares outstanding	57,113	56,576

(1)	Depreciation of tangible assets and amortization of capitalized software.

The following provides a reconciliation of net income (loss) to EBITDA and adjusted EBITDA:

	FOR THE QUARTER ENDED
	March 31, 2009	March 31, 2008
Net income (loss)	$(9,339)	$6,601
(Income) loss from discontinued operations	8,612	(1,885)
Interest expense	3,246	5,387
Income taxes	(427)	2,890
Depreciation and amortization of operating assets	4,759	5,208
Amortization of intangible assets	2,934	3,204

EBITDA	9,785	21,405

Adjustments:
SEC investigation / shareholder litigation expenses	3,832	3,687
Restructuring costs	2,638	786
Impairments and write-down of assets	2,183	—
Litigation settlement charges	258	11
Non-cash stock compensation expense	427	162

Adjusted EBITDA	$19,123	$26,051

The following provides a reconciliation of basic earnings (loss) per share to adjusted earnings (loss) per share:

	FOR THE QUARTER ENDED
	March 31, 2009	March 31, 2008
Basic earnings (loss) per share from continuing operations	($0.01)	$0.08
Effect of adjustments (see below)	$0.10	$0.05

Adjusted basic earnings (loss) per share from continuing operations	$0.09	$0.13

Basic earnings (loss) per share	($0.16)	$0.12
Effect of adjustments (see below)	$0.10	$0.05

Adjusted basic earnings (loss) per share	($0.06)	$0.17

Adjustments	9,338	4,646
Income tax effect of adjustments	3,595	1,765

Impact of adjustments on net income	$5,743	$2,881

Basic weighted average shares outstanding	57,113	56,563

Effect of adjustments on basic earnings per share from continuing operations	$0.10	$0.05

infoGROUP INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2009	2008
	(unaudited)
Assets
Cash and cash equivalents	$46,308	$4,691
Marketable securities	407	992
Accounts receivable	43,696	56,030
Accounts receivable-list brokerage	76,704	86,841
Accounts receivable — unbilled services	10,357	11,120
Deferred income taxes	8,537	6,889
Income taxes receivable	—	3,287
Prepaid expenses	10,425	9,382
Escrow — Current	3,000	—
Deferred marketing costs	1,086	1,004
Assets held for sale	3,091	3,960
Current assets of discontinued operations	—	36,845

Total current assets	203,611	221,041

Property and equipment, net	56,846	59,235
Intangible assets, net	421,478	447,658
Other assets	2,487	2,505
Escrow — Noncurrent	10,000	—
Noncurrent assets of discontinued operations	—	84,844

	$694,422	$815,283

Liabilities
Current portion of long-term debt	2,880	2,899
Accounts payable	16,097	29,569
Accounts payable-list brokerage	69,890	79,827
Accrued payroll expenses	29,030	32,128
Accrued expenses	16,621	16,068
Income taxes payable	48,309	—
Deferred revenue	57,793	59,140
Current liabilities of discontinued operations	—	16,659

Total current liabilities	240,620	236,290

Long-term debt, net of current portion	196,335	297,745
Deferred income taxes	9,309	10,552
Other liabilities	5,577	5,417
Noncurrent liabilities of discontinued operations	—	16,406
Stockholders’ equity
Common stock	143	142
Paid-in capital	148,285	147,029
Retained earnings	105,588	114,926
Note receivable — shareholder	(6,800)	(9,000)
Accumulated other comprehensive income (loss)	(4,635)	(4,224)

Total stockholders’ equity	242,581	248,873

	$694,422	$815,283